Exhibit 10.6

GABLES RESIDENTIAL TRUST

Form of Senior Executive Severance Agreement

AGREEMENT made as of this 19th day of April, 2005 by and among Gables Residential Trust, a Maryland business trust with its principal place of business in Atlanta, Georgia (the “Company”), and                      (the “Executive”), an individual presently employed as the                      of the Company.

1.                                       Purpose.  The Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel.  The Board of Trustees of the Company (the “Board”) recognizes, however, that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.  Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.  Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

2.                                       Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any one of the following events:

(a)                                  any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its Subsidiaries (as defined below), or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 40% or more of either (i) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) or (ii) the then outstanding common shares of beneficial interest, par value $.01 per share, of the Company (“Shares”) (in either such case other than as a result of an acquisition of securities directly from the Company); or

(b)                                 individuals who, as of the date hereof, constitute the Board (the “Incumbent Members”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a trustee of the Company subsequent to the date hereof (excluding, for this purpose, (A) any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, and (B) any individual whose initial assumption of office is in connection with a merger or consolidation, involving an unrelated entity), whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the persons then comprising Incumbent Members shall for purposes of this Agreement be considered an Incumbent Member; or

(c)                                  the consummation of a consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, “beneficially own” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50% or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) (the “Resulting Corporation”); or

(d)                                 the shareholders of the Company shall approve (A) any sale, lease, exchange or other transfer to an unrelated party (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (B) any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company which, by reducing the number of Shares or other Voting Securities outstanding, increases (x) the proportionate number of Shares beneficially owned by any person to 40% or more of the Shares then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 40% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if such person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional Shares or Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 40% or more of the combined voting power of all the outstanding Voting Securities or 40% or more of the Shares then outstanding, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (a).

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (c) if after the consummation of a consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would, immediately after the consolidation or merger, “beneficially own” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate less than 50% or more of the voting shares of the Resulting Corporation, the Incumbent Members constitute at least 50% of the board of directors or board of trustees of the Resulting Corporation and the Chairman and Chief Executive Officer of the Company prior to the consolidation or merger remains the Chief Executive Officer of the Resulting Company immediately after the consolidation or merger.

As used in this definition of “Change in Control,” the term “Subsidiary” means Gables Realty Limited Partnership, Gables Residential Services, Inc., Gables Central Construction, Inc., and Gables East Construction, Inc., and any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

3.                                       Terminating Event.  A “Terminating Event” shall mean any of the events provided in this Section 3 occurring within 24 months following a Change in Control:

(a)                                  termination by the Company of the employment of the Executive with the Company and its Subsidiaries for any reason other than for Cause or the death of the Executive.  “Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events:

(i)                                     a willful act of dishonesty by the Executive in connection with the performance of his material duties involving the Company or any of its Subsidiaries; or

(ii)                                  conviction of the Executive of a crime involving moral turpitude or conviction of a felony and such conviction has a material adverse affect on the interests of the Company; or

(iii)                               the deliberate or willful failure by the Executive (other than by reason of the Executive’s physical or mental illness, incapacity or disability) to substantially perform the Executive’s duties with the Company and the continuation of such failure for a period of 30 days after delivery by the Company to the Executive of written notice specifying the scope and nature of such failure and its intention to terminate the Executive for Cause.

A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company following a Change in Control.  For purposes of clauses (i) and (iii) of this Section 3(a), no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company; or

(b)                                 termination by the Executive of the Executive’s employment with the Company and its Subsidiaries for Good Reason.  “Good Reason” shall mean the occurrence of any of the following events:

(i)                                     a substantial adverse change in the nature or scope of the Executive’s responsibilities, authorities, powers, functions, or duties from the responsibilities, authorities, powers, functions, or duties exercised by the Executive immediately prior to the Change in Control; or

(ii)                                  a reduction in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all or substantially all management employees; or

(iii)                               the relocation of the Company’s offices at which the Executive is principally employed immediately prior to the date of a Change in Control to a location more than 30 miles from such offices, or the requirement by the Company for the Executive to be based anywhere other than the Company’s offices at such location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control; or

(iv)                              the failure by the Company to pay to the Executive any portion of his compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within 15 days of the date such compensation is due without prior written consent of the Executive; or

(v)                                 the failure by the Company to obtain an effective agreement from any successor to assume and agree to perform this Agreement.

4.                                       Special Termination Payments.  In the event a Terminating Event occurs within 24 months after a Change in Control, subject to the signing by Executive of a release of employment-related claims reasonably acceptable to the Company (or its successor),

(a)                                  the Company shall pay to the Executive an amount equal to two (2) times the sum of Executive’s (i) most recent annual base salary (or Executive’s annual base salary immediately prior to the Change in Control, if higher), (ii) the (A) average of cash bonuses earned as a percentage of Executive’s maximum cash bonus potential for the three most recently completed fiscal years, exclusive of investment performance bonuses earned, if any, multiplied by (B) the Executive’s maximum cash bonus potential (exclusive of investment performance bonus potential) expressed as a percentage of annual base salary and multiplied by (C) the Executive’s most recent annual base salary (or the Executive’s annual base salary immediately prior to the Change in Control, if higher) and (iii) the value of 50% of the maximum restricted equity award (determined using the fair market value of the shares immediately prior to the Change in Control, without regard to any restrictions thereon) for the fiscal year of the Company in which the Change in Control occurs.

Said amount shall be paid in one lump sum payment no later than 31 days following the date of termination; and

(b)                                 the Company shall pay to the Executive all reasonable legal and mediation fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Agreement, except in cases involving frivolous or bad faith litigation initiated by the Executive; and

(c)                                  Gross Up Payment.

(i)  In the event it shall be determined that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this subsection, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.  Notwithstanding the foregoing provisions of this Subparagraph 4(c)(i), if it shall be determined that the Executive is entitled to a Gross Up Payment, but the amount that equals 95% of the Severance Payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed the Threshold Amount, then no Gross Up Payment shall be made to the Executive, but rather, (A) if the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to 100% of the benefits payable under this Agreement; or (B) if the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount.  To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, the Executive shall determine which method shall be followed; provided that if the Executive fails to make such determination within 15 days after the Company has sent the Executive written notice of the need for such reduction, the Company may determine the amount of such reduction in its sole discretion.  For the purposes of this Subparagraph, “Threshold Amount”

shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00).

(ii) Subject to the provisions of Subparagraph (iii) below, all determinations required to be made under this clause (ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the date of the Terminating Event, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.  The initial Gross-Up Payment, if any, as determined pursuant to this clause (ii), shall be paid to the Executive within five days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”).  In the event that the Company exhausts its remedies pursuant to Subparagraph (iii) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the Executive in connection with the proceedings described in Subparagraph (iii) below, shall be promptly paid by the Company to or for the benefit of the Executive.

(iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment.  Such notification shall be given as soon as practicable but no later than 10 business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the

Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall: (A) give the Company any information reasonably requested by the Company relating to such claim, (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company, (C) cooperate with the Company in good faith in order to effectively contest such claim, and (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Subparagraph (iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis (to the extent not prohibited by applicable law) and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

(iv)  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Subparagraph (iii) above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Subparagraph (iii) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Subparagraph (iii) above, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

Notwithstanding the foregoing, the special termination benefits required by Section 4(a) hereof shall be reduced by any amount paid or payable to the Executive by the Company pursuant to any employment or similar agreement between the Company and the Executive (or any employment or similar agreement to which the Executive becomes a party after the date hereof), on account of the termination of employment of the Executive.

5.                                       Term.  This Agreement shall take effect on the date first set forth above and shall terminate upon the earliest of (a) the termination by the Company of the employment of the Executive for Cause; (b) the resignation or voluntary termination of the Executive for any reason prior to a Change in Control; (c) the resignation of the Executive after a Change in Control for any reason other than the occurrence of any of the events enumerated in Section 3(b)(i)-(v) of this Agreement; or (d) 24 months plus one day following a Change in Control.

6.                                       Withholding.  All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

7.                                       No Mitigation; Disputes; Etc.

(a)                                  No Mitigation.  The Company agrees that, if the Executive’s employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 4 hereof.  Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or otherwise.

(b)                                 Mediation of Disputes.  The parties shall endeavor in good faith to settle within 90 days any controversy or claim arising out of or relating to this Agreement or the breach thereof through mediation with JAMS, Endispute or similar organizations.  If the controversy or claim is not resolved within 90 days, the parties shall be free to pursue other legal remedies in law or equity.

8.                                       Assignment; Prior Agreements.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, and without such consent any attempted transfer shall be null and void and of no effect.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.  In the event of the Executive’s death after a Terminating Event but prior to the completion by the Company of all payments due him under Section 4 of this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

9.                                       Enforceability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.                                 Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

11.                                 Notices.  Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Trustees.

12.                                 Effect on Other Plans.  Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies.

13.                                 Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

14.                                 Governing Law.  This is a Maryland contract and shall be construed under and be governed in all respects by the laws of the State of Maryland.

15.                                 Obligations of Successors.  In addition to any obligations imposed by law upon any successor to the Company, the Company will use their best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company by its duly authorized officer and by the Executive, as of the date first above written.

GABLES RESIDENTIAL TRUST

By:
Name:
Title:

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